Exhibit 5.1

VINSON & ELKINS L.L.P.
ATTORNEYS AT LAW	2300 FIRST CITY TOWER
1001 FANNIN STREET
HOUSTON, TEXAS 77002-6760
TELEPHONE (713) 758-2222
FAX (713) 758-2346

www.velaw.com

December 16, 2004

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

Ladies and Gentlemen:

We have acted as counsel to Inergy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of 2,946,955 common units representing limited partner interests of the Partnership. (“Common Units”) pursuant to the Common Unit Purchase Agreement dated November 29, 2004 by and between the Partnership and Kayne Anderson MLP Investment Company, 432,220 Common Units pursuant to the Common Unit Purchase Agreement dated November 29, 2004 by and between the Partnership and Tortoise Energy Infrastructure Corporation, and 188,964 Common Units pursuant to the Common Unit Purchase Agreement dated December 3, 2004 by and among the Partnership, RCH Energy MLP Fund LP and RCH Energy MLP Fund-A LP (together, the “Common Unit Purchase Agreements”).

We refer to the registration statement on Form S-3, as amended (File No. 333-118941), with respect to the Common Units being sold by the Partnership ( the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”). The prospectus supplement dated December 16, 2004 (the “Prospectus Supplement”), which together with the prospectus (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the 1933 Act.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, partnership records and documents, certificates of company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion, including, but not limited to, the Common Unit Purchase Agreements. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

In connection with this opinion, we have assumed that all Common Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Common Unit Purchase Agreements.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units, when issued and delivered to and paid for by each of Kayne Anderson MLP Investment Company, Tortoise Energy Infrastructure Corporation, and RCH Energy MLP Fund LP and RCH Energy MLP Fund-A LP, in accordance with the terms of the respective Common Unit Purchase Agreements, will be validly issued, fully paid and non-assessable except as described in the Prospectus Supplement and the Prospectus.

The opinions expressed herein are limited exclusively to the Delaware Revised Uniform Limited Partnership Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus

AUSTIN • BEIJING • DALLAS • DUBAI • HOUSTON • LONDON • MOSCOW • NEW YORK • SINGAPORE • WASHINGTON, D.C.

Inergy, L.P.

December 16, 2004

Supplement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.